Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, being a director or officer of Kraft Foods Group, Inc., a Virginia corporation (the “Corporation”), hereby constitutes and appoints Timothy R. McLevish, Gerhard W. Pleuhs, Kim K.W. Rucker and Carol J. Ward, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and to act with or without the others, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement to be filed by the Corporation on Form S-8 in connection with the Kraft Foods Group, Inc. 2012 Performance Incentive Plan, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be executed on the 29th day of August 2012.

/s/ Irene B. Rosenfeld	/s/ Gerhard W. Pleuhs
Irene B. Rosenfeld	Gerhard W. Pleuhs

/s/ Timothy R. McLevish Timothy R. McLevish	/s/ John C. Pope John C. Pope

/s/ Kim Harris Jones Kim Harris Jones	/s/ W. Anthony Vernon W. Anthony Vernon